                                                                     Exhibit 1.1

                     AMERICAN EQUITIES INCOME FUND II, INC.
                                  $9,950,000 In
                              12% Promissory Notes
                            Minimum Purchase: $5,000

                        FORM OF DEALER MANAGER AGREEMENT

         THIS AGREEMENT is entered into as of the ____ day of _________, ____ by and among AMERICAN EQUITIES GROUP, INC., a New York corporation ("AEG"), AMERICAN EQUITIES INCOME FUND II, INC., a Delaware corporation (the "Company") and STRATEGIC ASSETS INC., a New York corporation (the "Dealer Manager").

                                   Background

                  A. The Company is currently offering and selling up to a Maximum of $9,950,000 aggregate principal amount of its 12% Notes in $1,000 denominations, or any integral multiple thereof (the "Notes"). The minimum subscription is for $5,000, or $2,000 for investors subscribing through an IRA.

                  B. The Dealer Manager desires on a "best-efforts basis" to act as a non-exclusive agent in the offer and sale of the Notes (the "Offering") subject to the terms of this Agreement and the Company's prospectus pursuant to which the Offering is to be conducted (the "Prospectus").

                  C. In consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

                  1.  Non-Exclusive Appointment of Dealer Manager.

                  (a) Subject to the terms and conditions set forth herein, the Company hereby appoints the Dealer Manager on a non-exclusive basis as its agent to solicit written subscriptions from prospective investors to purchase the Notes. The Dealer Manager hereby accepts said appointment and agrees to use its best efforts from the date hereof through _______________ (the "Termination Date"), as the Company shall determine in its sole discretion, to secure offers from qualified investors to acquire Notes pursuant to the terms of this Agreement. Prior to such time, either party shall have the right, by giving notice as provided in Section 13 of this Agreement, to terminate this Agreement immediately. In the event of such termination, all of the obligations of the parties hereto which are required to be performed pursuant to this Agreement shall be performed with respect to any sales which are made pursuant to this Agreement. The Dealer Manager may in its sole discretion utilize the services of other securities dealers who are members of the National Association of Securities Dealers, Inc. (the "Selected Dealers") in connection with the offering and sale of the Notes under an Agreement with each of the other Selected Dealers substantially in the form as attached hereto as Exhibit A.

                  (b) The Company and the Dealer Manager jointly may determine to reduce the capital contribution required of investors; provided, that any such reduction shall only be reflected in the sales commission payable with respect to such Notes, and shall not reduce the net proceeds to the Company from the sale of such Notes.

                  (c) Upon the delivery of a subscription agreement, each subscriber will be required to provide a check in the amount of the total subscription price of Notes subscribed. The minimum purchase is $5,000, $2,000 for investors subscribing through an IRA. However, the Company reserves the right, in its sole discretion, to offer and sell less than $5,000 of Notes to any investor.

                  (d) It is understood and agreed that Dealer Manager's relationship with the Company is that of an independent contractor and that nothing herein shall be construed as creating a relationship of partners, joint venture, or employer and employees, between the Dealer Manager and the Company. The Dealer Manager is not authorized to make any placement of the Notes to any person unless and until that person complies with the suitability standards contained in the Prospectus, nor is the Dealer Manager authorized to deliver a Prospectus or any other information or documents, or make any representations to any person concerning the Offering except as provided in this Agreement. No additional material, documents or information may be delivered to any person unless expressly authorized in writing by the Company.

                  2. Representations and Warranties of AEG and the Company.

                  The Company and AEG represents and warrants to the Dealer Manager as follows:

                  (a) Organization and Qualification of the Company and AEG. Each of the Company and AEG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own or lease its properties and conduct the business heretofore conducted by it in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each of AEG's and the Company's corporate charter and By-laws, as amended to date, are complete and correct. AEG is duly registered or qualified to do business as a foreign corporation in the State of New Jersey and neither the character or location of the properties owned or leased by AEG or the Company nor the nature of the business transacted by AEG or the Company makes registration or qualification in any other jurisdiction necessary, except where the failure to so qualify would not have a material adverse effect on AEG or the Company.

                  (b) Authority of AEG and the Company; No Conflicts

                      (i) Each of AEG and the Company, as applicable, has full power and authority to enter into this Agreement; issue and sell the Notes and consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by each of AEG and the Company to authorize the execution, delivery, and performance of this Agreement, and the Agreement is a valid and binding obligation of each of AEG and the Company enforceable in accordance with its terms.

                      (ii) The execution and delivery of this Agreement by each of AEG and the Company does not, and the issuance of the Notes and the performance of the terms hereof by AEG and the Company will not, constitute a default or event of default under, or violate, conflict with, or result in any breach of the terms, conditions, or provisions of: (1) the corporate charter of By-laws of AEG or the Company, (2) the laws or regulations of any jurisdiction or any other governmental requirements; or (3) any material mortgage, lien, lease, agreement, contract, instrument, order, arbitration award, injunction, judgment or decision to which AEG or the Company is a party or by which it or its property is bound or materially affected. Except for filings with the Securities and Exchange Commission (the "Commission") and applicable state securities administrators, no approval, authorization, license, permit or other action by, or filing with, any federal, state or municipal commission, board, agency or other governmental authority is required in connection with the execution and delivery by AEG and the Company of this Agreement, the issuance of the Notes, or the consummation of the transaction contemplated hereby.

                  (c) Title to Properties; Liens; Conditions of Properties.

                      (i) Each of AEG and the Company has good and marketable title to all of its material assets and properties, and all of its leases of real or personal property are valid and subsisting, and no default exists under any provision thereof, the existence of which gives rise to a right of termination by the lessor; and none of AEG's material assets and property is subject to any title restriction; none of AEG's material assets and property is subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge.

                      (ii) To the best of their knowledge, neither AEG's nor the Company's use of the properties occupied by AEG or the Company, respectively, is in material violation of any law, and no notice from any governmental body has been served upon AEG or the Company or upon any property occupied by AEG or the Company claiming any violation of any such law, ordinance, code or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations, or installation on or in connection with said properties which has not been complied with. To their knowledge, each of AEG and the Company has the right to use such properties occupied by it for the operations presently therein conducted.

                  (d) Payment of Taxes. Each of AEG and the Company has filed, or obtained extension of the time to file all federal, state and to the best of their knowledge, all local income, withholding, exercise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it, has accrued or paid all taxes owing by it, except taxes which have not yet accrued or otherwise become due.

                  (e) Absence of Undisclosed Liabilities. As of the date hereof, neither AEG or the Company has any material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due) except liabilities fully disclosed in the Registration Statement or in such documentation as may otherwise delivered to Dealer. To the best of their knowledge, there is no threatened material claim, debt, liability or obligation (including unpaid federal, state, or local taxes) of any nature or in any amount not fully reserved against in the AEG's or the Company's balance sheet or not fully reflected in the Registration Statement.

                  Except as disclosed in the Registration Statement, neither AEG or the Company has any notes or accounts payable to any person, firm, or corporation which is affiliated with AEG or the Company or to any director, officer, or principal stockholder of AEG or the Company.

                  (f) Contracts. Except as set forth in the Registration Statement, neither AEG or the Company is in material default under any contract, commitment, plan, agreement, instrument, license or lease or under any purchase order or sales order, which default would have a materially adverse effect on the business or financial condition of AEG or the Company.

                  (g) Litigation. Except as set forth in the Registration Statement, there is no suit, action, or legal, administrative or other proceeding or governmental investigation pending, or, to the best of AEG's or the Company's knowledge, threatened, anticipated or contemplated against AEG or the Company or any or their respective properties, which, in any single case or in the aggregate, challenges or questions in any respect, the validity of, or would prevent or hinder the consummation of, the transactions contemplated by this Agreement or which, if adversely determined, would have a material adverse effect on the properties, assets, condition (financial or otherwise) and business of AEG or the Company, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Neither AEG or the Company knows or has grounds to know of any basis for any action or of any governmental investigation relating to or affecting the properties, assets, condition (financial or otherwise) and business of AEG or the Company.

                  There are no claims or proceedings against AEG or the Company pending, or to the best of AEG's or the Company's knowledge, threatened, anticipated or contemplated which, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein.

                  (h) Compliance with Laws. Each of AEG and the Company is in compliance in all material respects with all laws, ordinances, rules, regulations and other governmental requirements which apply to the conduct of its business, including, without limitation, all laws and regulations relating to (1) employment and labor relations (including all provisions thereof relating to wages, hours, equal opportunity, discrimination, collective bargaining, and the withholding and payment of social security and all other taxes and (2) government contracts.

                  (i) Licenses and Permits. Each of AEG and the Company holds in good standing, or has applied for, all licenses, permits, authorizations, franchises, consents and orders of all federal, state, local, and foreign governmental bodies necessary to carry on its business and each of AEG and the Company has no reason to believe that any such licenses, permits, authorizations, franchises, consents and orders will be revoked, terminated or suspended.

                  (j) Burdensome Agreements. Neither AEG nor the Company is subject to or bound by any consent decree, agreement, judgment, decree or order, and does not know of or have grounds to know of any basis for any action or governmental proceedings, which may materially and adversely affect the properties, assets, business, prospects or condition, financial or otherwise, of AEG or the Company, or result in the revocation or limitation of any license, permit or franchise held by AEG or the Company.

                  (k) Misstatements and Omissions. Neither AEG or the Company has made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein

                  (l) Securities Law Disqualification. Neither the Company, nor any officer, director or beneficial owner of ten percent or more of any class of the equity securities of the Company falls within any of the "bad boy" provisions of Rule 262(a) or (b), as applicable, of SEC Regulation A.

                  3. Representations and Warranties of the Dealer Manager. The Dealer Manager represents and warrants to the Company as follows:

                  (a) The Dealer Manager is a corporation duly organized and validly existing in good standing under the laws of the State of New York, with power and authority to enter into this Agreement and to carry out its obligations hereunder.

                  (b) The Dealer Manager is duly registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a broker-dealer and is a member of good standing of the NASD and is duly registered as a broker-dealer in those states in which it is required to be so registered in order to carry out the Offering pursuant to this Agreement.

                  (c) Neither the Dealer Manager nor any director or officer thereof falls within any of the "bad boy" provisions of Rule 262(a), (b), or
(c), as applicable, of SEC Regulation A.

                  (d) This Agreement has been duly authorized, executed and delivered by the Dealer Manager and constitutes a valid and binding obligation thereof.

                  4. Manner of Offering Notes. The Dealer Manager covenants and agrees with the Company as follows:

                  (a) Dealer Manager will offer the Notes pursuant to the Prospectus and only in such a manner as to assure that the offer and sale thereof will meet the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "1933 Act"), and will be exempt from or comply with any registration requirements applicable for qualifying the Notes for offering and sale under the laws of any state in which they may be offered. Moreover, Dealer Manager agrees to indemnify the Company and the directors, officers and agents of the Company against any liability, damage, cost, loss or expense to any of them arising out of its failure to so offer the Notes;

                  (b) Immediately prior to making any offer of any Note to any offeree, Dealer Manager shall have reasonable grounds to believe and shall believe that the offeree is a person who is able to bear the economic risk of the investment and who otherwise meets the applicable suitability standards set forth in the Prospectus and the subscription documents in the form prescribed by the Company;

                  (c) Dealer Manager will deliver to each offeree, prior to any submission by him of a written subscription to buy any Note, a copy of the Prospectus, together with any supplements or amendments thereto, and will keep records of to whom, by what manner, and on what date Dealer Manager delivered each such copy;

                  (d) Dealer Manager will not offer the Notes by means of any letter, circular, notice or written communication other than the Prospectus, and other written communications expressly approved in writing by the Company;

                  (e) Dealer Manager will make reasonable inquiry to determine whether a prospective purchaser is acquiring the Notes for his own account or on behalf of other persons;

                  (f) Dealer Manager will abide by, and take reasonable precautions to ensure that others comply with all provisions contained in this Agreement or Prospectus regulating the terms and manner of offering the Notes;

                  (g) Dealer Manager will take other action or refrain from taking action in accordance with the reasonable requests of the Company, in order to comply with all applicable laws, including, among other things, requiring offerees and purchasers to execute and deliver such documents and instruments as the Company may require;

                  (h) All funds will immediately be placed in an escrow account to be maintained by the Company pursuant to an Escrow Agreement with Republic National Bank of New York, New York. Upon the closing or other termination of the Offering, the proceeds therefrom shall be distributed to the Company or returned to subscribers as provided in such Escrow Agreement; and

                  (i) The Notes shall be offered only in such states in which the Dealer Manager has been advised by the Company that the offer and sale of Notes has been approved. Dealer Manager shall advise the Company in advance and in writing of the states in which it desires to offer the Notes, and shall conduct the Offering in any such state only after the Company, upon consultation with legal counsel, has had an opportunity to review the applicable securities laws of such state and to effect any required filings.

                  5. Further Agreements of the Company. The Company covenants and agrees with the Dealer Manager as follows:

                  (a) If at any time any event shall occur as a result of which it becomes necessary to supplement the Prospectus so that it does not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements made not misleading, the Company will promptly notify Dealer Manager in writing and will promptly supply it with amendments or supplements correcting such statement or omission;

                  (b) The Company will make such filings with the Securities and Exchange Commission and state and other governmental agencies as may be necessary to comply with the registration requirements of the 1933 Act and of the securities laws of any state or other jurisdiction in which the Notes may be offered, provided that the Company shall not be required in any event to register as a broker/dealer in any jurisdiction; and

                  (c) The Company will pay all expenses in connection with the preparation and duplication of the Prospectus and any amendments or supplements thereto, legal fees related thereto, and all other fees and expenses of the offering of the Notes except wages, salaries and commissions of the Dealer Manager's employees engaged in the Offering and related administrative and overhead costs.

                  6.  Compensation.

                  (a) Subject to adjustment as provided in section 1(c) hereof, in consideration of Dealer Manager's services as the Company's agent hereunder, the Company hereby agrees to compensate the Dealer Manager as set forth in section 6(b) below. All sales commissions and other compensation shall be payable in full upon acceptance by the Company of subscriptions for Notes and release of subscription proceeds from escrow. The Dealer Manager shall be entitled to no compensation with respect to subscriptions rejected by the Company or if the Company terminates the Offering and refunds subscription payments to investors.

                  (b) The Dealer Manager shall be entitled to (i) sales commissions of 7% of the gross proceeds from the sale of each Note; (ii) 1% of the gross proceeds of the sale of each Note as a due diligence and non-accountable expense allowance; and (iii) .50% of the gross proceeds of the sale of each Note as a Dealer Manager fee. Fees will only be payable upon receipt by the Company of the full price for Notes sold in accordance with the Prospectus.

                  7.  Non-Circumvention Covenants.

                  (a) In the course of business between the Dealer Manager and the Company, the Dealer Manager will learn the identity of and gain access to certain clientele, agents and sources of projects of the Company, and the Company will likewise learn the identity of and gain access to certain clientele, agents and contacts of the Dealer Manager. In consideration of the agreement of each party to make certain business opportunities and contacts available to the other party and to work together in evaluating and carrying out business opportunities, the Dealer Manager agrees to preserve the integrity of the proprietary relationship between the Company and each of its respective clientele, agents, employees, project sources, or contacts in general that may become known to the Dealer Manager, and the Company agrees to preserve the integrity of the proprietary relationship between the Dealer Manager and each of its respective clientele, agents, employees, project sources, or contacts in general that may become known to the Company.

                  (b) The Dealer Manager agrees not to contact or otherwise communicate with any clients or contacts of the Company (including but not limited to banks, financing sources, broker-dealers, marketing or sales entities, developers or others) with whom the Dealer Manager does not have a pre-existing relationship, without the prior knowledge and approval of the Company as appropriate, nor shall any business transactions be conducted by the Dealer Manager with any clients or contacts of the Company without appropriate compensation arrangements to the Company being agreed upon in advance. The Dealer Manager further agrees that the non-circumvention covenants set out herein shall apply equally to its agents, employees, directors, officers and affiliates. The Company agrees not to contact or otherwise communicate with any clients or contacts of the Dealer Manager, without the prior knowledge and approval of the Dealer Manager as appropriate, nor shall any business transactions be conducted by the Company with any clients or contacts of the Dealer Manager without appropriate compensation arrangements to the Dealer Manager being agreed upon in advance. The Company further agrees that the non-circumvention covenants set out herein shall apply equally to its agents, employees, directors, officers and affiliates.

                  (c) All parties agree that they will not utilize any third party to make any contacts or disclosures that would violate the intent of this provision. The non-circumvention covenants set forth herein shall apply to past and any future business dealings between the parties hereto and is not limited to dealings with the Company. The covenants shall stand for a period of three years from the date of execution of this contract and are to be applied to any and all transactions/proposals submitted to the Dealer Manager by the Company or to the Company by the Dealer Manager, and regardless of the success of any such project.

                  8.  Indemnification.

                  (a) Each of AEG and the Company shall jointly and severally indemnify and hold harmless the Dealer Manager and the Selected Dealers, each of their directors, officers, employees, agents and each person, if any, who controls (within the meaning of the 1933 Act or the 1934 Act) the Dealer Manager and the Selected Dealers from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, to which the Dealer Manager and the Selected Dealers or such director, officer, employee, agent or controlling person may become subject, under the 1933 Act, 1934 Act, any state securities laws or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in the Prospectus, as amended or supplemented, or any Federal or state securities filing, or arises out of, or is based upon, the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Dealer Manager and Selected Dealers and each of their directors, officers, or controlling persons for any legal and other expenses reasonably incurred by such persons in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action; provided, however, that AEG and the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus, as amended or supplemented, regarding the Dealer Manager or in conformity with information furnished by the Dealer Manager or its agent for inclusion therein or in conformity with any direction of the Dealer Manager or its agents.

                  (b) The Dealer Manager shall indemnify and hold harmless the Company, and each of its directors, officers, employees, agents and each person, if any, who controls (within the meaning of the 1933 Act or the 1934 Act) the from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, to which the Company or any of its directors, officers, employees, agents or controlling persons may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in the Prospectus, as amended or supplemented, or any federal or state securities filing, or arises out of, or is based upon, the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission regards the Dealer

Manager, the Selected Dealers or their agents or was in conformity with information provided by the Dealer Manager, the Selected Dealers or their agents for inclusion therein or was in conformity with any direction of the Dealer Manager or its agents, and shall reimburse the Company and its directors, officers or controlling persons for any legal and other expenses reasonably incurred by such persons in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

                  (c) The provisions of this Section 8 are in addition to any and all remedies or rights any of the parties hereto may have, including the right to sue and recover damages for any breach of any representation, warranty or covenant made or given by one party to the other party.

                  9. Miscellaneous. This Agreement is made for the benefit of the parties hereto, their successors and assigns and any director, officer or controlling person of the parties, but not for the benefit of any other person, including any offeree or purchaser of the Notes, except that the provisions of
Section 5(c) hereof shall be for the benefit of and enforceable by each offeree and purchaser representative.

                  10. Rights Cumulative. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument, or paper, will be cumulative, and may be exercised separately or concurrently.

                  11. Entire Agreement. The parties have not made any representations, warranties, or covenants not set forth herein with respect to the subject matter hereof, and this Agreement constitutes the entire Agreement between them with respect to the subject matter.

                  12. Further Instruments. The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purpose hereof.


                  13. Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by First Class, Registered or Certified Mail, Return Receipt Requested, postage prepaid, as follows:

                  To the Company:

                  American Equities Income Fund II, Inc.
                  80 East Route 4, Suite 202
                  Paramus, NJ 07652
                  Attn: David S. Goldberg

                  To the Dealer Manager:

                  Strategic Assets Inc.
                  445 Broad Hollow Road, Suite 425
                  Melville, NY  11747
                  Attn: Randall S. Appel

                  or in each case to such other address as shall have last been furnished by like notice. If mailing by Registered or Certified Mail is impossible due to an absence of postal service, notice shall be in writing and personally delivered to the aforesaid address. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be.

                  14. Jurisdiction and Venue. This Agreement was negotiated in New York and the parties agree that with respect to any legal or equitable action, suit, or other proceeding arising under, or in any way connected with, this Agreement, the parties hereto consent to the in personam jurisdiction of the Federal and State courts in New York, waive any forum non convenience and any venue objections they might otherwise have, and agreed to accept service of process upon them by certified mail, return receipt requested.

                  15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all together shall constitute one and the same Agreement.

                  16. Captions. The descriptive headings in this Agreement are for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                  17. Further Dealings. Any dealing by or between the parties after the date of expiration or prior termination of this Agreement shall not constitute a renewal of this Agreement or the creation of a new agreement, but shall nevertheless be controlled by the terms hereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

THE COMPANY:                         THE DEALER MANAGER:

AMERICAN EQUITIES INCOME             STRATEGIC ASSETS INC.
 FUND II, INC.


By:_____________________________      By:__________________________________
Title:__________________________      Title:_______________________________

                                      Dealer Firm CRD Number:
AEG:
                                      States in which Firm is Registered: ______
AMERICAN EQUITIES GROUP, INC.


By:_____________________________
Title:__________________________

                                    EXHIBIT A